Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	August 16, 2010

THE WASHINGTON POST COMPANY FILES 8-K

WASHINGTON – The Washington Post Company (NYSE: WPO) today will file a form 8-K in response to data released by the U.S. Department of Education (ED). The information was released as part of a Notice of Proposed Rulemaking (NPRM), which was recently published in the Federal Register. ED has proposed to set forth measures for establishing whether certain postsecondary educational programs lead to gainful employment in a recognized occupation and the conditions under which such programs would remain eligible for Title IV funding (The Gainful Employment NPRM).

Under the proposed Gainful Employment NPRM, certain school programs would only be fully eligible for Title IV funding if either at least 45% of their former students are repaying the principal on their federal loans; or their graduates have a debt-to-earnings ratio of less than 20% of discretionary income or 8% of total income. These schools’ programs would be ineligible for Title IV funding if such programs had less than 35% of their former students paying down the principal on their federal loans; and their graduates had a debt-to-earnings ratio above 30% of discretionary income and 12% of total income. School programs that were neither fully eligible, nor ineligible, would be deemed restricted. Restricted programs would be subject to limits on enrollment growth, and schools with restricted programs would be required both to demonstrate employer support for the program and warn consumers and current students of high debt levels.

On August 13, 2010, the ED published information that purports to represent student repayment rates at an institution level for a four year period. According to the repayment rates published by the ED, the Company’s Kaplan Higher Education division’s repayment rates for active institutions with distinct OPEID numbers range from 13% to 51%. The rate published by the ED for Kaplan University, which totaled 18% of the Company’s revenue in 2009, is 28%. Kaplan institutions’ weighted average repayment rate is approximately 28%. A full listing of the repayment rates for all Kaplan schools by OPEID number, as calculated by the ED, is available at the ED’s website: http://www2.ed.gov/policy/highered/reg/hearulemaking/2009/integrity-analysis.html.

The ED has indicated that, because its data is provided on a school-by-school basis and not on a programmatic basis, it is not possible to use the ED’s data to determine the impact of the Gainful Employment NPRM on any particular school. Moreover, the ED’s published repayment rates purport to be based on government data to which schools have not been given access. Therefore, the Company cannot accurately calculate Kaplan students’ actual repayment rate. Similarly, the income data used to determine certain programs’ loan eligibility under the ED’s proposed debt to earnings ratios is not yet available. However, if Kaplan students’ repayment rates at the programmatic level are similar to the data provided, and Kaplan’s students do not meet the alternative debt-to-earnings ratio test, a significant number of Kaplan schools may be deemed either restricted or ineligible to receive Title IV funding. Thus, these rules, if adopted as presently drafted, could have a materially adverse effect on the future results of the Company’s higher education division.

The ED is expected to issue a final gainful employment regulation by November 1, 2010, to become effective July 1, 2011. The Gainful Employment NPRM is open to public comment until September 9, 2010. While the Company supports the ED’s efforts to limit student debt and ensure the quality of all educational programs, it intends to submit comments in opposition to the Gainful Employment NPRM as presently drafted.

The Company’s public comments will include, among other technical concerns, its belief that the currently proposed Gainful Employment NPRM is drafted in such a manner that it disproportionately impacts schools with students from low socio-economic backgrounds. For example, the proposed regulation defines repayment to include only payments of loan principal made by students during the last fiscal year. Borrowers who are meeting their legal obligations but are not currently repaying principal – such as those who are paying interest only, or those whose loans are in deferment or forbearance – would not be considered to be in repayment. Further, students who have consolidated their loans are counted as a negative in this calculation of “repayment.” This narrow definition of repayment also penalizes schools whose students are participating in the income-based-repayment plans championed by the Obama administration.

The Company estimates that Kaplan’s institutional repayment rates would be roughly 20 to 30 percentage points higher if it were not penalized for student participation in these government-sponsored debt management programs.